Free Writing Prospectus (To the Prospectus dated August 27, 2008, the Prospectus Supplement dated August 27, 2008 and Index Supplement dated September 22, 2008)	Filed Pursuant to Rule 433 Registration No. 333-145845 January 14, 2009

$ Buffered Super Track Notes due August 2, 2012 Linked to the Performance of a Basket of Equity Indices Medium-Term Notes, Series A, No. E-2928

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC(Rated AA-/Aa1‡)

Basket Initial Valuation Date:	January 30, 2009

Issue Date:	February 4, 2009

Basket Final Valuation Date:	July 30, 2012*

Maturity Date:	August 2, 2012* (resulting in a term to maturity of approximately 3.5 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following equity indices (each a “basket component”, and together, the “basket components”):

Index	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
S&P 500® Index	SPX <Index>	50%	[—]
S&P MidCap 400® Index	MID <Index>	25%	[—]
Russell 2000® Index	RTY <Index>	25%	[—]

Upside Leverage Factor:	1.50

Maximum Return:	64.50-82.50* * The actual maximum return on the Notes will be set on the initial valuation date and will not be less than 64.50%.

Buffer Percentage:	15%

Payment at Maturity:

If the Basket Performance is positive, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Performance multiplied by 1.5, subject to a maximum return on the Notes of 64.50%. For example, if the Basket Performance is 43.00% or more, you will receive the maximum return on the Note of 64.50%, which entitles you to the maximum payment of $1,645.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Basket Performance is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Basket Performance x 1.5)]

If the Basket Performance is less than 0% and equal to or greater than -15%, you will receive the principal amount of your Notes; and

If the Basket Performance is less than -15%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the buffer percentage:

$1,000 + [$1,000 x (Basket Performance +15%)]

If the Basket Performance declines by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance declines. You may lose up to 85% of your initial investment.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C(i) Initial = The closing level of each basket component on the basket initial valuation date;

C(i) Final = The closing level of each basket component on each of the basket final valuation date; and

W(i) = Weighting of each basket component, as stated above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738Q C30 and US06738QC308

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement, the cover page of the information supplement and “Selected Risk Considerations ” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008 and the index supplement dated September 22, 2008, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 27, 2008, as supplemented by the prospectus supplement dated August 27, 2008 relating to our Medium-Term Notes, Series A, of which these Notes are a part and the index supplement dated September 22, 2008. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185504/d424b3.htm

•	Prospectus Supplement dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185517/d424b3.htm

•	Index supplement dated September 22, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508199264/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. Assuming a maximum return of 64.50%, the “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

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Basket Performance	Payment at Maturity	Total Return on the Notes
100.00%	$1,645.00	64.50%
90.00%	$1,645.00	64.50%
80.00%	$1,645.00	64.50%
70.00%	$1,645.00	64.50%
60.00%	$1,645.00	64.50%
50.00%	$1,645.00	64.50%
40.00%	$1,600.00	60.00%
30.00%	$1,450.00	45.00%
20.00%	$1,300.00	30.00%
15.00%	$1,225.00	22.50%
10.00%	$1,150.00	15.00%
5.00%	$1,075.00	7.50%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$950.00	-5.00%
-30.00%	$850.00	-15.00%
-40.00%	$750.00	-25.00%
-50.00%	$650.00	-35.00%
-60.00%	$550.00	-45.00%
-70.00%	$450.00	-55.00%
-80.00%	$350.00	-65.00%
-90.00%	$250.00	-75.00%
-100.00%	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: In this case, the basket performance is positive.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	7917.51	9501.01	20.00%	50%	10.00%
S&P MidCap 400® Index	2252.09	2927.72	30.00%	25%	7.50%
Russell 2000® Index	502.01	602.41	20.00%	25%	5.00%

Basket					22.50%

Step 2: Calculate the payment at maturity.

Because the basket performance multiplied by 1.5 is greater than 0% but less than the maximum return of 64.50%, the investor receives a payment at maturity of $1,337.50 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (basket performance x upside leverage factor)]

$1,000 + [$1,000 x (22.50% x 1.5)] = $1,337.50

Therefore, the payment at maturity is $1,337.50 per $1,000 principal amount Note, representing a 33.75% return on investment over the term of the Notes.

Example 2: In this case, the basket performance is positive.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	7917.51	15043.27	90.00%	50%	45.00%
S&P MidCap 400® Index	2252.09	4053.76	80.00%	25%	20.00%
Russell 2000® Index	502.01	803.22	60.00%	25%	15.00%

Basket					80%

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Step 2: Calculate the payment at maturity.

Because the basket performance multiplied by 1.5 is greater than the maximum return of 64.50%, the investor receives a payment at maturity of $1,645.00 per $1,000 principal amount Note, equal to the maximum return on the note.

Example 3: In this case, the basket performance is negative

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	7917.51	7521.63	-5.00%	50%	-2.50%
S&P MidCap 400® Index	2252.09	2139.49	-5.00%	25%	-1.25%
Russell 2000® Index	502.01	476.91	-5.00%	25%	-1.25%

Basket					-5.00%

Step 2: Calculate the payment at maturity.

Because the basket performance is less than 0% but greater than -15%, the investor will receive a payment at maturity of $1000 per $1,000 principal amount Note.

Example 4: In this case, the basket performance is negative

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	7917.5100	5542.26	-30.00%	50%	-15.00%
S&P MidCap 400® Index	2252.0900	1801.67	-20.00%	25%	-5.00%
Russell 2000® Index	502.0100	301.21	-40.00%	25%	-10.00%

Basket					-30.00%

Step 2: Calculate the payment at maturity.

Because the basket performance is less than 0%, the investor will receive a payment at maturity of $850.00 per $1,000 principal amount Note, representing a -15% return on investment over the term of the Notes, calculated as follows:

$1,000 + ($1,000 x basket performance+15%)

$1,000 + [$1,000 x (-30% + 15%)] = $850.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date and the payment at maturity are subject to adjustment as described (i) under “Market Disruption Events” in this pricing supplement and (ii) in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive basket performance by 1.5, up to the maximum return on the Notes of 64.50%, or $1,645.00 for every $1,000 principal amount Note. The actual maximum return on the Notes will be set on the initial valuation date and will not be less than 64.50%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Diversification Among U.S. Equities of the Basket Components—The return on the Notes is linked to the S&P 500® Index, the S&P MidCap 400® Index and the Russell 2000® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The S&P MidCap 400® Index is intended to

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measure the performance of the common stock of mid-sized U.S. companies with a market capitalization of between approximately $1 billion and $4.5 billion. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market; it consists of the smallest 2,000 companies included in the Russell 3000® Index and represents approximately 8% of the total market capitalization of the Russell 3000® Index. For additional information about the basket components, see the information set forth under “Non-Proprietary Indices—Equity Indices—the S&P 500® Index” and “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the Index Supplement and the information set forth under “Description of the Reference Asset” for the S&P MidCap 400® Index in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors— Additional Risks Relating to Notes with Reference Assets That Are Equity Securities, That Contain Equity Securities or That Are Based in Part on Equity Securities”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the basket performance is positive or negative. Your investment will be fully exposed to any decline in the basket performance.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the basket performance is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which will be set on the initial valuation date and will not be less than 64.50%.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the basket components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, including risks specific to emerging markets;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

S&P MidCap 400® Index

The S&P MidCap 400® Index is published by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“Standard & Poor’s” or “S&P”). The S&P MidCap 400® Index is intended to measure the performance of the common stock of mid-sized U.S. companies with a market capitalization of between approximately $1 billion and $5.5 billion. The calculation of the level of the S&P MidCap 400® Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991. As of June 30, 2008, the market capitalization of the companies in the S&P MidCap 400® Index ranged from approximately $0.12 billion to $10.81 billion with the weighted average market capitalization being approximately $2.63 billion. As of June 30, 2008, the aggregate market value of the 400 companies included in the S&P MidCap 400® Index represented approximately 7% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P MidCap 400® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. mid-cap equity market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above.

The S&P MidCap 400® Index does not reflect the payment of dividends on the stocks included in the S&P MidCap 400® Index. Because of this, the calculation of the closing level will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes.

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Computation of the S&P MidCap 400® Index

While S&P currently employs the following methodology to calculate the S&P MidCap 400® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Notes.

Historically, the market value of any underlying stocks included in the S&P MidCap 400® Index was calculated as the product of the market price per share and the number of the then outstanding shares of that underlying stock. In March 2005, S&P began shifting the S&P MidCap 400® Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P MidCap 400® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P MidCap 400® Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P MidCap 400® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Standard and Poor’s defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard & Poor’s calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400® Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991 (the “base date”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total market value of the component stocks on the base date has been set to an indexed value of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total market value of the component stocks by the “index divisor”. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it serves as a link to the original base period level of the S&P MidCap 400® Index. The index divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index.

Index Maintenance

S&P MidCap 400® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spin-offs.

To prevent the level of the S&P MidCap 400® Index from changing due to these corporate actions, all corporate actions which affect the level of the S&P MidCap 400® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value of an individual company, the level of the S&P MidCap 400® Index remains constant. This helps maintain the level of the S&P MidCap 400® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap 400® Index is not caused by the corporate action an individual company. All index divisor adjustments are made after the close of trading and after the calculation of the S&P MidCap 400® Index closing level.

Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400® Index and do not require index divisor adjustments.

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesday for implementation after the close of trading on Wednesday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

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License Agreement

Standard & Poor’s and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, in exchange for a fee, of the right to use the S&P MidCap 400® Index, which is owned and published by Standard & Poor’s, in connection with securities, including the Notes.

The license agreement between Standard & Poor’s and Barclays Bank PLC provides that the following disclaimer must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P MidCap 400® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap 400® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Notes. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P MidCap 400®” and “400” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily closing level from January 2, 2001 through January 8, 2009. On January 8, 2009, the S&P 500® Index closing level was 7,917.51, the S&P MidCap 400® Index closing level was 2,252.09 and the Russell 2000® Index closing level was 502.01. We obtained the closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels on the basket final valuation date. We cannot give you assurance that the performance of the basket on the basket final valuation date will result in the return of any of your initial investment.

FWP–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–10